SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/X/  Preliminary Proxy Statement
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                           OAK INDUSTRIES INC.
              (Name of Registrant as Specified In Its Charter)

                           OAK INDUSTRIES INC.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1)  Title of each class of securities to which transaction applies:

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  2)  Aggregate number of securities to which transaction applies:

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  3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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  4)  Proposed maximum aggregate value of transaction:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)  Amount Previously Paid:

  -------------------------------
  2)  Form, Schedule or Registration Statement No.:

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  3)  Filing Party:

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  4)  Date Filed:

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
                             OAK INDUSTRIES INC.


To the Shareholders of Oak Industries Inc.:

   You are cordially invited to attend the Annual Meeting of Shareholders of Oak Industries Inc. to be held at State Street Bank & Trust Company, 225 Franklin Street, Boston, Massachusetts, on Wednesday, May 3, 1995 at 9:30 a.m., Eastern Daylight Time. Official notice of the meeting and Oak's proxy statement are attached. A proxy card is also enclosed.

   Whether or not you attend the meeting, please sign and return the enclosed proxy card promptly; your vote is important.

   On behalf of the Board of Directors and the management of your company, thank you for your cooperation and continued support.

                                          Sincerely,


                                          WILLIAM S. ANTLE III
                                          President and
                                          Chief Executive Officer

Waltham, MA
March __, 1995

                              OAK INDUSTRIES INC.
                              1000 Winter Street
                              Waltham, MA  02154
                           Telephone (617) 890-0400

    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 1995

To The Shareholders of Oak Industries Inc.:

   The Annual Meeting of Shareholders of Oak Industries Inc., a Delaware corporation (the "Company"), will be held at State Street Bank & Trust Company, 225 Franklin Street, Boston, Massachusetts, on Wednesday, May 3, 1995 at 9:30 a.m., Eastern Daylight Time, for the following purposes:

   1. To fix the number of directors at eight and to elect a Board of Directors for the ensuing year;

   2. To consider and act upon a proposal to approve the adoption of the 1995 Stock Option and Restricted Stock Plan;

   3. To ratify the appointment of Price Waterhouse as the independent accountants of the Company for fiscal year 1995; and

   4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   Shareholders of record at the close of business on March 13, 1995 will be entitled to vote at the meeting and at any adjournment thereof.

   ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, THE COMPANY URGES YOU TO ASSURE YOUR REPRESENTATION AT THE MEETING BY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                    By order of the Board of Directors,


                                    PAUL J. HALAS
                                    Sr. Vice President,
                                    General Counsel and Secretary

March __, 1995

                              OAK INDUSTRIES INC.
                              1000 Winter Street
                              Waltham, MA  02154
                           Telephone (617) 890-0400

                               PROXY STATEMENT

                                March 31, 1995

                SOLICITATION OF PROXY, REVOCABILITY AND VOTING

   THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OAK INDUSTRIES INC. (THE "COMPANY"), FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS (THE "ANNUAL MEETING") TO BE HELD AT STATE STREET BANK & TRUST COMPANY, 225 FRANKLIN STREET, BOSTON, MASSACHUSETTS, ON WEDNESDAY, MAY 3, 1995 AT 9:30 A.M., EASTERN DAYLIGHT TIME, OR ANY ADJOURNMENTS THEREOF. A shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy will be revoked automatically if the stockholder who executed it is present at the meeting and votes in person. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for (i) the election of the nominees for director named below (ii) the adoption of the 1995 Stock Option and Restricted Stock Plan, and (iii) the ratification of the appointment of Price Waterhouse as independent auditors for the Company's fiscal year 1995. This proxy statement and the accompanying proxy are being mailed to shareholders on or about March __, 1995.

   Holders of record of the Company's common stock, $0.01 par value per share (the "Common Stock"), outstanding at the close of business on March 13, 1995 are entitled to one vote for each share of Common Stock held. At that time, __________ shares of Common Stock were outstanding, each entitling its holder to one non-cumulative vote on each matter properly brought before the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector treats abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Where a choice has been specified on the proxy with respect to the matters set forth above, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth as of March 3, 1995, the name of each person who, to the knowledge of the Company, may be deemed to own beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, the number of shares owned by each of such persons and the percentage of the outstanding shares represented thereby.


                                             Amount and
                                             Nature of
Name and Address of                          Beneficial             Percent
Beneficial Owner                             Ownership              of Class
- -------------------                          ----------             --------
FMR Corp.                                    1,934,600 (1)            11.07%
82 Devonshire Street
Boston, Massachusetts  02109

George D. Bjurman & Associates                 937,106 (2)             5.36
10100 Santa Monica Boulevard
Suite 1200
Los Angeles, California  90067

(1) Based on Amendment No. 2 to Schedule 13G filed on February 10, 1995 indicating that: FMR Corp., its wholly owned subsidiary, Fidelity Management & Research Company ("Fidelity"), and Edward C. Johnson 3d may be deemed to own these shares beneficially (having only sole dispositive power) as a result of Fidelity acting as investment adviser to several investment companies, one of which (Fidelity Magellan Fund) may be deemed to own beneficially 1,628,900 shares or 9.32% of the Company's total Common Stock outstanding at March 3, 1995.
(2)  Based on Schedule 13G filed on February 15, 1995 indicating that
     George D. Bjurman & Associates ("GDBA") may be deemed to own these shares beneficially (having shared voting and dispositive power) and that George Andrew Bjurman and Owen Thomas Barry III may be deemed to own these shares beneficially as a result of their ownership in and positions with GDBA.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth as of March 3, 1995, certain information with respect to the number of shares of the Company owned by the directors and executive officers of the Company and the percentage of the outstanding shares represented thereby.

                                               Shares of Common Stock
                                                 Beneficially Owned
                                               as of March 3, 1995 (1)
                                            ------------------------------
                                                Number of       Percent of
   Name of Beneficial Owner                      Shares           Class
   ------------------------                 ----------------    ----------
The Lord Stevens of Ludgate.............        20,000(2)            *
Roderick M. Hills.......................        48,353(2)(3)         *
William S. Antle III....................       404,150(2)(4)        2.27%
Daniel W. Derbes........................        36,000(2)(5)         *
George W. Leisz.........................        28,220(2)            *
Gilbert E. Matthews.....................        22,000               *
Christopher H.B. Mills..................       292,449(2)(6)        1.67
Elliot L. Richardson....................        20,000(2)            *
William C. Weaver.......................       118,224(7)            *
John D. Richardson......................        99,154(8)            *
Paul J. Halas...........................        86,180(9)            *
All current officers and directors
  as a group (13 persons)...............     1,200,030(10)          6.63%

  *   Constitutes less than 1% of the total shares outstanding.
 (1) Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise indicated by footnote.
 (2) Includes the following shares subject to options exercisable within sixty days: Lord Stevens, 20,000 shares; Mr. Hills, 20,000 shares;
      Mr. Derbes, 20,000 shares; Mr. Leisz, 20,000 shares; Mr. Mills, 20,000 shares; Mr. Richardson, 20,000 shares; and Mr. Antle, 301,900 shares.
 (3) Includes 466 shares held by his spouse as to which Mr. Hills disclaims beneficial ownership and 4,100 shares held indirectly in trust.
 (4) Includes 1,200 shares held by his spouse as to which Mr. Antle disclaims beneficial ownership and 200 shares held directly in trust.
 (5)  Includes 10,000 shares held indirectly in trust.
 (6)  As a Director of North American Smaller Companies Trust PLC and
      J O Hambro, Mr. Mills may be deemed to hold shared voting and investment power of 272,449 shares.
 (7) Includes 62,630 shares subject to options exercisable within sixty days and 5,400 shares owned by Mr. Weaver's daughter as to which Mr. Weaver disclaims beneficial ownership.
 (8)  Includes 74,154 shares subject to options exercisable within sixty days.
 (9)  Includes 71,880 shares subject to options exercisable within sixty days.
(10) In addition to the footnotes discussed above, includes 17,000 shares subject to options exercisable within sixty days by an officer of the Company and 8,300 shares beneficially owned by such officer.

                              ELECTION OF DIRECTORS

   A board of eight directors is to be elected at the Annual Meeting. The term of office for each person elected as a director will continue until the 1996 Annual Meeting of Shareholders or until his successor has been elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. If, for any reason, any nominee for director shall become unavailable for election, which management does not anticipate, discretionary authority may be exercised to vote for a substitute nominee. The nominees who receive the highest number of votes cast at the Annual Meeting by the holders of shares entitled to vote will be elected as directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. Unless otherwise instructed, proxy holders will vote the proxies received by them for the eight nominees named below. Each of the nominees is currently serving as a director.

   Names of the eight nominees and certain information about them are set forth below:


NOMINEES
                                                                    Director
Name, Principal Occupation and Directorships                 Age     Since
- --------------------------------------------                 ---    --------
The Lord Stevens of Ludgate.............................     58     1989
Chairman of the Company's Board of Directors since June
1989; also, Chairman, United Newspapers plc (newspaper
publisher) since 1981; Director since February 1972 and
Chairman since July 1976, Proudfoot PLC (management
consultancy); Director and Chairman since January 1988,
Mid-States PLC (automotive parts distributor); Director,
1986-1993 and Chairman 1989-1993, INVESCO PLC (investment
advisory company).

Roderick M. Hills.......................................     64     1985
Vice Chairman of the Company's Board of Directors since
June 1989; Counselor to Hills & Company (advisory and
consulting firm); Partner, Mudge Rose Alexander & Ferdon
(Washington, D.C.) since May 1994; Chairman of the
International Practice Group of the law firm of Shea &
Gould (Washington, D.C.), 1992 to 1994; Chairman and
Managing Director of the Manchester Group, Ltd.
(investment consulting firm), 1983 to 1992; Managing
Partner of the law firm of Donovan Leisure, Rogovin,
Huge & Schiller (Washington, D.C.), 1989 to 1992; also
Director of Federal-Mogul Corporation, Sunbeam-Oster
Company, Inc., and Mayflower Group, Inc.

William S. Antle III....................................     50     1990
President and Chief Executive Officer of the Company
since December 1989; also, Director of ESCO Electronics
Corporation.

Daniel W. Derbes........................................     64     1989
President of Signal Ventures (venture capital company
investing in emerging Southern California businesses)
since 1989; also, Director of San Diego Gas & Electric
Co., Pacific Diversified Capital, WD-40 Company, and
Wahlco Environmental Systems, Inc.; Chairman, Board of
Trustees of the University of San Diego.

George W. Leisz.........................................     71     1989
Managing Partner, Carlisle Enterprises, L.P. (a mergers
and acquisitions firm) since 1989; Director, Precision
Aerotech, Inc. (manufacturer of machined parts and
electro-optics) from 1986 to 1994; also, Director of
American Innovision (bioscience equipment manufacturer),
1992, Impact Solutions Corp. (producer of software
for law enforcement agencies) since 1994, Quantum
Magnetics Inc. (producer of magnetic resonance equipment)
since 1994, and CFC Aviation, Inc. (aircraft services
company) since 1994.

Gilbert E. Matthews.....................................     64     1989
Senior Managing Director of Bear, Stearns & Co. Inc.
(investment banking firm) since 1986.

Christopher H. B. Mills.................................     42     1989
Managing Director, North Atlantic Smaller Companies
Trust PLC (investment trust company; formerly
Consolidated Venture Trust plc) since 1985; Chief
Executive Officer, Growth Financial Services Ltd.
(consulting firm) since 1984; also, Director of J O
Hambro and D.S. Bancorp.

Elliot L. Richardson....................................     74     1989
Retired partner at the law firm of Milbank, Tweed,
Hadley & McCloy (Washington, D.C.), partner from 1980
to 1993; Director of Crop Genetics International, Riedel
Environmental Technologies, Inc., and British Nuclear
Fuels plc.


                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

   The Board of Directors of the Company has standing Audit, Compensation and Nominating Committees.

   The Audit Committee held three meetings during 1994. The functions performed by the Committee include the recommendation to the Board of Directors of the selection of independent certified public accountants, reviewing the quarterly results of the Company's operations, reviewing the plan of audit and the audit results, and consulting with the auditors on the adequacy of internal controls. Directors Richardson (Chairman), Leisz, Matthews and Mills are members of the Audit Committee.

   The Compensation Committee held five meetings during 1994. The functions performed by the Compensation Committee include the setting and approval of salaries of all officers and key employees whose annual base salary is $125,000 or more, as well as bonus awards of officers and key employees of the Company and its divisions and subsidiaries, and the administration of stock option grants under the Company's existing stock option plans. Directors Leisz (Chairman), Derbes and Mills are members of the Compensation Committee.

   The Nominating Committee held one meeting during 1994. It is the function of the Nominating Committee to consider and nominate persons to serve as directors of the Company. Directors Antle, Hills and Stevens are members of the Nominating Committee. The Nominating Committee will consider nominees recommended by shareholders pursuant to the procedures set forth in the Company's By-laws which require that notice of a stockholder nomination be given to the Company not less than 60 days before the Annual Meeting over the signature of at least five shareholders holding an aggregate of at least 5% of the total outstanding stock of the Company.

   The Board of Directors of the Company held four meetings during 1994. Except for director Christopher H.B. Mills, who attended 67% of all meetings of the Board and the committees on which he served, all of the Company's directors attended 75% or more of the meetings of the Board and of the committees on which they served.

                          COMPENSATION OF DIRECTORS

   Fees. The Company has a standard arrangement whereby a director who is not a regular employee of the Company or any of its subsidiaries (the "Outside Director") is compensated at the rate of $24,000 annually. The Chairman of the Board receives additional compensation of $5,000 annually, and the Chairman of the Audit Committee and the Chairman of the Compensation Committee each receives additional compensation of $2,000 annually. Employee members of the Board are not paid for their services as directors. Outside Directors are eligible to participate in the Deferred Compensation Plan, the 1988 Non-Employee Director Stock Option Plan, and the 1992 and 1995 Stock Option and Restricted Stock Plans, each as described below.

   Deferred Compensation Plan. The Company has a deferred compensation plan for Outside Directors. Any Outside Director wishing to participate in this plan must give written notice to the Company. A participant may defer all or any part of his compensation earned as an Outside Director. The deferred compensation is then converted into stock units quarterly by dividing the amount of the deferred compensation by the closing price per share of the Common Stock on the last day of such calendar quarter. The number of stock units are then credited to a separate stock unit account established for the participant. When a participant ceases to be a director of the Company or upon the date he retires from his principal employment, whichever date occurs first, the Company will distribute to the participant, in five equal annual installments (or at his election in ten installments) within sixty (60) days after the end of each fiscal year, the number of shares represented by his accrued stock units or, at the election of the Company, cash equal to the then prevailing market value of such shares. Such distributions are subject to forfeiture in certain events. During the year ending December 31, 1994, no fees were deferred for Outside Directors.

   Director Stock Option Plans. The purpose of the Company's director stock option plans is to provide a means whereby non-employee directors may acquire an equity interest in the Company and to secure for the Company and its shareholders the benefits inherent in such equity ownership by persons whose advice and counsel are important to the continued growth and success of the Company.

   1995 Stock Option and Restricted Stock Plan. On December 8, 1994, upon recommendation of the Compensation Committee, the Company's Board of Directors adopted, subject to shareholder approval, the 1995 Stock Option and Restricted Stock Plan (the "1995 Plan"). Pursuant to the 1995 Plan, 2,000,000 shares of Common Stock have been reserved for issuance upon exercise of options or in connection with awards or authorizations to make direct purchases of stock. By its terms, the 1995 Plan must be approved by the shareholders of the Company by December 7, 1995. See "Proposal to Approve the 1995 Stock Option and Restricted Stock Plan." All options granted to date under the 1995 Plan are subject to approval of the 1995 Plan by the shareholders of the Company.

   1992 Stock Option and Restricted Stock Plan. On December 5, 1991, the Company's Board of Directors adopted, subject to shareholder approval, the 1992 Stock Option and Restricted Stock Plan (the "1992 Plan"). The 1992 Plan was approved by the shareholders of the Company on June 3, 1992. Pursuant to the 1992 Plan, 1,000,000 shares of Common Stock were reserved for issuance upon the exercise of options or in connection with awards or authorizations to make direct purchases of stock. The 1992 Plan contemplates grants to both employees and directors. All grants to non-employee directors are made automatically pursuant to the terms of the 1992 Plan. Each non-employee director serving at the time of the 1992 Plan's adoption was granted a one-time option to purchase 16,000 shares of common stock. New non-employee directors will receive an option to purchase 4,000 shares on the first business day following appointment or election and 4,000 shares on the first business day of each subsequent quarter of the Company's fiscal year, up to a maximum of 16,000 shares. The exercise price of each option granted under the 1992 Plan is equal to the fair market value of the common stock on the date of the grant. The options granted under the 1992 plan are exercisable in three installments: 34% on the first anniversary of the grant, 33% on the second anniversary and 33% on the third anniversary. Other than in the event of a director's death or the Company's merger, consolidation, acquisition, liquidation or dissolution, in which case shorter exercise periods apply, the option may be exercised for a period of ten years and one day from its grant date. Options are not transferable except by will or the applicable laws of descent and distribution.

   1988 Non-Employee Director Stock Option Plan. The 1988 Stock Option Plan for Non-Employee Directors (the "1988 Directors' Plan") is designed to work automatically, without administration. Each non-employee director is granted an option to purchase 1,000 shares of Common Stock on the first business day of the month following the date on which such person first becomes a director, whether through election by the shareholders of the Company or appointment by the Board of Directors to fill a vacancy, and an additional 1,000 shares on the first business day of the second, third and fourth month following the date on which such person first becomes director.

   The exercise price of each option granted under the 1988 Directors' Plan is equal to the fair market value of the Common Stock on the date of grant. An option granted under the 1988 Directors' Plan is immediately exercisable as to 25 percent of the number of shares subject to the options in the first year following the date of grant. Thereafter, the options become exercisable cumulatively as to an additional 25 percent in each succeeding year. The exercise price of an option is payable in cash at the time of exercise of such option.

   If the optionee ceases to serve as a director of the Company for any reason other than death or permanent disability, the right to exercise the option expires thirty days after the optionee ceases to serve as a director of the Company. However, in the event of death, any outstanding option may be exercised (subject to the expiration date of the option) during the one year period after the date of death, but only to the extent it was exercisable on the date of such death. In the event of permanent disability, any outstanding option may be exercised (subject to the expiration date of the option) during a period of one year after such disability but only to the extent it was exercisable on the date of such disability. Options granted under the 1988 Directors' Plan are non-transferable except in the case of death (where the option may be exercised by the optionee's estate or any person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the optionee). In any event, an option will expire no later than ten years and one day following grant.

   As of the date of this proxy statement, all current eligible directors had received the full grant of 4,000 shares. Of the total 100,000 shares originally reserved for issuance pursuant to the 1988 Directors' Plan, 68,000 shares remain available for grant of issuance.



                      COMPENSATION OF EXECUTIVE OFFICERS

   Summary Compensation Table.    The following table sets forth the cash and
non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the other named executive officers of the Company.

                                                                                      Long Term
                                Annual Compensation                                  Compensation
                                -------------------                                  ------------
Name                                                         Other Annual(2)     Securities Underlying       All Other
and Principal                       Salary       Bonus(1)     Compensation             Options/            Compensation(4)
Position                  Year       ($)          ($)             ($)                 SARs(#)(3)                ($)
- ----------------------------------------------------------------------------     ---------------------     ---------------
William S. Antle III,     1994     $415,000     $500,000           -                   150,000               $59,634(5)
President and             1993      365,000      380,000           -                    35,000                26,426(6)
Chief Executive Officer   1992      350,000      250,000           -                    20,000                 8,074(7)

William C. Weaver,        1994      195,000      170,000           -                    44,000                25,606
Senior Vice President     1993      185,000      145,000           -                    12,000                17,368
and Chief Financial       1992      180,000       85,000           -                    10,000                 3,898
Officer

John D. Richardson,       1994      190,000      170,000           -                    44,000                25,613
Senior Vice President,    1993      178,000      150,000           -                    12,000                16,890
Human Resources           1992      170,000       85,000           -                    10,000                 3,898

Paul J. Halas,            1994      200,000      145,000           -                    44,000                26,400
Senior Vice President,    1993      178,000      150,000           -                    12,000                16,890
General Counsel &         1992      170,000      110,000           -                    10,000                 3,898
Secretary
- ----------------------------------------------------------------------------     ---------------------     ---------------

(1) The bonus amounts are payable pursuant to the Oak Bonus Program described under the caption "Compensation Committee Report on Executive Compensation".
(2) While the Company's executive officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.
(3) The Company has not issued any stock appreciation rights or restricted stock awards; accordingly, these amounts reflect stock options granted in the fiscal year indicated.
(4) The compensation reported represents Company contributions under the Company's Retirement Savings Plan which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code and the Company's non-qualified Supplemental Retirement Income Plan.
(5) Includes $5,881 in term life insurance premiums paid by the Company for the benefit of Mr. Antle.
(6) Includes $4,685 in term life insurance premiums paid by the Company for the benefit of Mr. Antle.
(7) Includes $4,176 in term life insurance premiums paid by the Company for the benefit of Mr. Antle.


   Stock Option/Stock Appreciation Right Grants. The following table summarizes option grants during fiscal 1994 to the executive officers named in the preceding Summary Compensation Table and the potential realizable value of such options determined by formulas prescribed by the Securities and Exchange Commission. The assumed rates of stock price appreciation are hypothetical; the actual value of the options, if any, will depend on the future performance of the Company's stock. No SARs were granted or exercised during fiscal 1994.

                       Option/SAR Grants in Fiscal 1994

                                                         Individual Grants
                                                         -----------------
                                                                                                         Potential
                                                                                                    Realizable Value At
                                Number of          % of Total                                         Assumed Annual
                          Securities Underlying   Options/SARs                                      Rate of Stock Price
                              Options/SARs         Granted to       Exercise or                       Appreciation For
                                 Granted          Employees in      Base Price      Expiration          Option Term
Name                               (#)             Fiscal Year        ($/Sh)           Date         5%($)        10%($)
- ----------------------------------------------------------------------------------------------    -----------------------
William S. Antle III,            3,755(1)              .64%           $26.625       12/7/2004     $   62,875   $  159,337
President and                   26,245(2)             4.48             26.625       12/8/2004        439,454    1,113,665
Chief Executive Officer        120,000(3)            20.49             26.625       12/8/2004      2,009,316    5,092,008

William C. Weaver,               5,056(4)              .86             26.625       12/7/2004         84,659      214,543
Senior Vice President and        6,944(5)             1.19             26.625       12/8/2004        116,272      294,658
Chief Financial Officer         32,000(3)             5.46             26.625       12/8/2004        535,818    1,357,869

John D. Richardson,              5,056(4)              .86             26.625       12/7/2004         84,659      214,543
Senior Vice President,           6,944(5)             1.19             26.625       12/8/2004        116,272      294,658
Human Resources                 32,000(3)             5.46             26.625       12/8/2004        535,818    1,357,869

Paul J. Halas,                   5,056(4)              .86             26.625       12/7/2004         84,659      214,543
Senior Vice President,           6,944(5)             1.19             26.625       12/8/2004        116,272      294,658
General Counsel                 32,000(3)             5.46             26.625       12/8/2004        535,818    1,357,869
& Secretary

(1) These incentive stock options were granted pursuant to the Company's 1992 Stock Option and Restricted Stock Option Plan and are exercisable subject to the following vesting schedule: 0 shares on December 7, 1995; 0 shares on December 7, 1996; and 3,755 shares on December 7, 1997.
(2) These non-qualified stock options were granted pursuant to the Company's 1992 and 1995 Stock Option and Restricted Stock Option Plans and are exercisable subject to the following vesting schedule: 10,200 shares on December 7, 1995; 9,900 shares on December 7, 1996; and 6,145 shares on December 7, 1997. The non-qualified stock options granted pursuant to the 1995 Stock Option and Restricted Stock Option Plan are subject to shareholder approval.
(3) These options were granted pursuant to the Company's 1995 Stock Option and Restricted Stock Option Plan subject to shareholder approval, and become exercisable on December 7, 2004 or on such earlier date on or prior to December 7, 1997 as shall mark the tenth consecutive trading day on which the closing price of the Company's stock on the New York Stock Exchange shall have equaled or exceeded $40.00 per share.
(4) These incentive stock options were granted pursuant to the Company's 1992 Stock Option and Restricted Stock Option Plan and become exercisable subject to the following vesting schedule: 0 shares on December 7, 1995; 1,301 shares on December 7, 1996; and 3,755 shares on December 7, 1997.
(5) These non-qualified stock options were granted pursuant to the Company's 1992 Stock Option and Restricted Stock Option Plan and are exercisable subject to the following vesting schedule: 4,080 shares on December 7, 1995; 2,659 shares on December 7, 1996; and 205 shares on December 7, 1997.

   The following table summarizes information with respect to options held by each of the named executive offices at the end of fiscal 1994. The values shown may never be realized and depend on the future performance of the Company's stock. Options were exercised by certain of such officers during 1994 as indicated below.

                                      Aggregated Option/SAR Exercises During Fiscal Year 1994
                                               and Fiscal Year-End Option/SAR Values

                                                                     Number of Securities
                                                                    Underlying Unexercised        Value of Unexercised In-the-
                                                                    Options/SARs at FY-End        Money Options/SARs at FY-End
                        Shares Acquired        Value Realized                 (#)                     ($22.875/share)($)(2)
Name                    on Exercise (#)             ($)(1)         Exercisable/Unexercisable        Exercisable/Unexercisable
- ------------------------------------------------------------------------------------------------------------------------------
William S. Antle III,        66,000(3)            $1,439,285         301,900      179,700           $5,225,015     $240,487
President and
Chief Executive Officer

William C. Weaver            28,194(4)               382,008          66,186       55,220            1,150,589       97,108
Senior Vice President and
Chief Financial Officer

John D. Richardson,          11,300(5)               234,409          74,154       60,146            1,314,230      189,773
Senior Vice President,
Human Resources

Paul J. Halas,               18,500(6)               352,531          71,880       59,220            1,271,779      172,353
Senior Vice President,
General Counsel
& Secretary

(1) Based on market value of the Company's Common Stock at exercise minus the exercise price.
(2) Based on market value of the Company's Common Stock at the end of fiscal 1994 minus the exercise price.
(3) Of these shares acquired upon exercise, Mr. Antle holds 26,000 shares as of March 3, 1995.
(4) Of these shares acquired upon exercise, Mr. Weaver holds 28,194 shares as of March 3, 1995.
(5) Of these shares acquired upon exercise, Mr. Richardson holds 5,000 shares as of March 3, 1995.
(6) Of these shares acquired upon exercise, Mr. Halas holds 12,500 shares as of March 3, 1995.

   Pension Plans. The Company maintains defined benefit pension plans (the "Pension Plans") for its employees and the employees of some of its subsidiaries. The Company's annual contribution to the Pension Plans is made to various funds (which were managed by the Frank Russell Trust Co. until December 31, 1993, after which substantially all plan assets were transferred to SEI Capital Resources Inc. for management), and is determined for the total of all participants covered by such plans. Benefits payable under most of the Pension Plans are based upon average career salary and years of credited service. Vesting of participant benefits occurs upon the completion of five years with the Company.

   The amounts shown in the following table are illustrative of the maximum amounts payable under the Pension Plans for employees in the specified salary and years of service classifications, and are based upon the assumption that the Company's retirement benefits will be continued and that the employee will continue employment with the Company until retirement at age 65. Benefits shown are computed as a straight line annuity with no deduction for Social Security benefits or other offset amounts. The Internal Revenue Code (the "Code") places maximum limitations on the amounts which may be payable to any participant.

                                 Pension Plan Table

                          Years of Service
                          --------------------------------------------------------------
Remuneration*             15             20             25             30             35
- ----------------------------------------------------------------------------------------
$ 125,000             35,040         46,720         58,400         70,080         81,760
  150,000             42,165         56,220         70,275         84,330         98,385
  175,000             49,290         65,720         82,150         98,580        115,010
  200,000             56,415         75,220         94,025        112,830        131,635
  225,000             63,540         84,720        105,900        127,080        148,260
  250,000             70,665         94,220        117,775        141,330        164,885
  300,000             84,915        113,220        141,525        169,830        198,135
  350,000             99,165        132,220        165,275        198,330        231,385
  400,000            113,415        151,220        189,025        226,830        264,635
  450,000            127,665        170,220        212,775        255,330        297,885
  500,000            141,915        189,220        236,525        283,830        331,135

* Based upon base salary (exclusive of bonuses)

   Remuneration covered by the Pension Plans for the named executive officers generally corresponds with the aggregate of the base salary as reported in the Summary Compensation Table. Remuneration of the named executive officers in the Summary Compensation Table after fiscal 1992 do not enter into the calculation of benefits under the Pension Plan; instead, effective fiscal 1993, the named executive officers became eligible to participate in the Company's Supplemental Retirement Income Plan. The years of credited service in the Company's Pension Plans for the executive officers named in the Summary Compensation Table are as follows: Mr. Antle, three years; Mr. Weaver, three years; Mr. Halas, two years; and Mr. Richardson, two years. Upon the fifth anniversary of employment of each of the foregoing executive officers, each such officer will vest in accrued benefits which as of this date total the following amounts: Mr. Antle, $12,881.50; Mr. Weaver, $9,573; Mr. Halas, $6,212.83; and Mr. Richardson, $6,145.49.

   Employment Agreements. Each of the executive officers named in the Summary Compensation Table has entered into an employment agreement (each, an "Employment Agreement") with the Company. The Employment Agreement provides that the executive officer's employment shall be at will, terminable by the Company or the executive officer with or without cause, or by death or disability. In the event of a termination by the Company without cause, or by the executive officer with cause, the executive officer is entitled to receive benefits as follows: Mr. Antle, two years' then-current base salary with continued fringe benefits and perquisites for a period of two years after the date of termination; and each of Messrs. Halas, Richardson and Weaver, one year's then-current base salary with continued fringe benefits and perquisites for period of one year after the date of termination. Mr. Antle's Employment Agreement also provides that in the event of his termination by the Company with cause, or by Mr. Antle without cause, Mr. Antle shall make himself available as a consultant to the Company for up to ten hours with respect to Company matters. In the event of a change of control of the Company, each of the Employment Agreements provides that the executive officer has the option of either having the Employment Agreement assigned to and assumed by the surviving or resulting corporation or transferee of the Company's assets, or treating the event as a termination of the executive officer without cause. Under the Employment Agreements, a "change of control" occurs upon (i) the acquisition by a party of more than 50% of the voting power of the Company's outstanding securities, (ii) a change in control of the Company of a kind which would be required to be reported under Schedule 14A of Regulation 14A of the Securities Act of 1934, (iii) a merger, consolidation or other reorganization involving the Company, except in certain instances as set forth in the Employment Agreements, or (iv) a change in the individuals constituting the Board of Directors as of the date of the Employment Agreements such that such individuals no longer constitute a majority of the Board.

   Compensation Committee Report on Executive Compensation. The Company's Board of Directors has appointed a Compensation Committee consisting of Messrs. Leisz (Chairman), Derbes, and Mills. None of such persons is a current or former employee of the Company. The Board and the Compensation Committee believe that the Company's compensation system has served and will serve to attract and retain executives necessary to the Company's continued improvement and development, with capacity to improve the Company's earnings and therefore the Company's value to its shareholders.

   The charter of the Compensation Committee provides for Compensation Committee review and recommendation of all compensation changes for those employees receiving an annual base salary of $125,000 or greater. The recommendations are submitted to the Board of Directors for consideration and final approval. Except for those considerations involving the President and Chief Executive Officer (CEO), salary change recommendations are submitted by the President and CEO to the Compensation Committee. The Compensation Committee also grants all stock options to employees.

   The Board intends for the Company to perform over time within the top quartile of manufacturing companies included in the S&P Industrials Index. The Committee reviews measures such as return on sales, return on assets and equity and earnings per share in evaluating the Company's attainment of the Board's objectives. In light of this, we intend to encourage and recognize such performance by providing senior executives the opportunity to earn compensation at the top quartile levels as determined by recognized national compensation surveys. The Compensation Committee has selected the independently-prepared Project 777 Annual Survey of manufacturing companies as the primary basis for establishing total compensation targets, which are attainable by the executives through base salary and bonuses based on Company performance. To further encourage top quartile performance, the Compensation Committee has emphasized bonus targets and awards as a percentage of total compensation to a greater extent than the survey data base. In all cases, base salaries and bonus payment targets are established at the start of the year. While bonus targets for divisional personnel are based on divisional and corporate income goals, bonus targets for corporate personnel are based on Company net income goals approved by the Board. Bonus payments at the end of the year are based in part on the Company's performance against these goals and in part on the overall performance of the individual as determined by the Compensation Committee and the Board. Consistent with the forgoing, in the case of the President and CEO, an annual bonus is developed by the Compensation Committee for recommendation to the Board based on the performance of the Company and of the President and CEO in the previous year. Factors influencing the Committee's recommendation of Mr. Antle's 1994 bonus include the increased profitability of the Company in 1994 and its continuing improved performance against each of the measures noted, including return on sales, return on assets and return on equity. The Company's performance placed it within the top quartile in each category, and exceeded budgeted objectives.

   The bonuses reflected in the tables above reflect the satisfaction of the Committee and the Board with the performance of the Company and the named executives during the period. The Committee believes that total compensation to the named executives approximates top quartile compensation, against performance well within the top quartile. The Committee intends to continue to emphasize performance bonus payments as an increasing percentage of total pay, thus tying compensation even more closely with increased net income and shareholder value.

   Stock options are awarded by the Compensation Committee in accordance with plans approved by the shareholders of the Company. Each award is intended to tie long-term compensation with the interests of our shareholders, and is based on consideration of the individual executive's potential impact on the growth and profitability of the Company, the executive's level of responsibility within the organization and previous grants made to the individual. The Committee also intends to provide the Company's executives with equity positions roughly competitive with those available from other companies, particularly as compared with Project 777 data. The options awarded to the President and CEO and other named executives in 1994 and preceding years reflect the excellent performance of the Company and the Compensation Committee's belief in the ability of these executives to continue improving long-term shareholder value. As supported by the data in the graph below, the Compensation Committee believes that the performance of the management group has resulted in a significant increase in shareholder value since 1990. To provide additional incentive to the management group to seek such significant gains, the Compensation Committee has determined that a portion of the option shares which would otherwise have been granted as ordinary stock options in 1994 should be granted as "performance shares" which will become exercisable prior to the tenth anniversary of grant only if the Company's Common Stock closes at or above $40 per share for ten consecutive trading days within the three-year period following the grant. See "Proposal to Approve the 1995 Stock Option and Restricted Stock Plan".

   Establishment of and changes to benefit plans and perquisite programs are also reviewed by the Compensation Committee with recommendation to the Board for consideration and final approval.

   COMPENSATION COMMITTEE

   George W. Leisz (Chairman)
   Daniel W. Derbes
   Christopher H.B. Mills


   Common Stock Performance Graph. The graph below compares the cumulative total shareholder return on the Common Stock of the Company for each of the Company's last five fiscal years with the cumulative total return on the S&P Industrials Index and the Dow Jones Equity market over the same periods. The Company has chosen such indices because the Company's operating units serve a wide variety of industries and because, given the Company's intention to acquire businesses in a variety of industries, comparison with a narrow industry sub-group would not be meaningful.

(Graph Filed With Form S-E)

                                        OAK INDUSTRIES INC.
                              Total Cumulative Shareholder Return For
                             Five-Year Period Ending December 31, 1994
 Measurement Period                                                            Dow Jones
(Fiscal Year Covered)            Oak Industries         S&P Industrials         Equity
- ---------------------            --------------         ---------------        ---------
Measurement Pt-12/31/89              $100.00                 $100.00            $100.00
              -12/31/90                75.00                   99.10              96.07
              -12/31/91                93.80                  129.54             127.24
              -12/31/92               237.50                  136.94             138.19
              -12/31/93               332.50                  149.29             151.93
              -12/31/94               457.50                  155.05             153.10


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In connection with the Company's December 1993 secondary public offering (the "Offering"), certain officers of the Company, including those set forth below, purchased Offering shares with loans from the Company at a price of $14.50 per share, which was the price at which shares were sold to the public in the Offering. The loans are evidenced in the form of promissory notes (the "Promissory Notes"), and are secured by the Common Stock purchased from the amounts advanced. Additionally, the Company may offset amounts due under each Promissory Note against any amounts owing by the Company to the officer in question. The Promissory Notes are repayable in full on February 21, 1997, and prepayable in certain circumstances, including the termination of employment, with interest on such loans accruing at a rate of 1/2% per annum above the rate from time to time announced by the First National Bank of Boston as its base rate, payable annually in February of each year beginning in 1995 until maturity.

                                                                                    Amount of
                                                        Largest Aggregate          Indebtedness
                                                      Amount of Indebtedness       Oustanding as
Name                  Title                          Outstanding During 1994     of March 3, 1995
- ----                  -----                          ---------------------------------------------
William S. Antle III  President and                        $388,158                  $306,287
                      Chief Executive Officer

William C. Weaver     Senior Vice President and             148,713                         0
                      Chief Financial Officer

John D. Richardson    Senior Vice President,                156,086(1)                126,808
                      Human Resources

Paul J. Halas         Senior Vice President,                156,086                         0
                      General Counsel and
                      Secretary

(1) In addition to funds advanced for the purchase of the Offering shares, the Company advanced funds in the amount of $55,000 in July of 1993 to Mr. Richardson in connection with certain relocation costs. The loan is evidenced in the form of an unsecured demand promissory note with interest accruing at a rate of 6% per annum. Principal and interest with respect to the loan will be forgiven over a period of three years provided that Mr. Richardson remains employed by the Company. As of the date hereof, $36,666 remains outstanding.

                          PROPOSAL TO APPROVE THE 1995
                     STOCK OPTION AND RESTRICTED STOCK PLAN

   On December 7, 1994, the Compensation Committee of the Company's Board of Directors recommended, and on December 8, 1994, the Board of Directors adopted, the 1995 Stock Option and Restricted Stock Plan (the "1995 Plan"), subject to the approval of the Company's shareholders. Options granted under the 1995 Plan may be either (i) options intended to qualify as incentive stock options under Section 422 of the Code ("ISOs"), or (ii) non-qualified stock options. ISOs and non-qualified stock options may be granted under the 1995 Plan to executive officers and other key employees of the Company and its subsidiaries. Non-qualified stock options are automatically issued to non-employee directors of the Company pursuant to a formula described below. Additionally, awards of stock appreciation rights in tandem with options, and direct grants of restricted stock (together, the "Awards"), may be made to executive officers and other key employees of the Company and its subsidiaries. ISOs, non-qualified options and Awards are collectively referred to as "Stock Rights". The 1995 Plan authorizes the grant of Stock Rights to acquire 2,000,000 shares of Common Stock. The complete text of the 1995 Plan is attached hereto as Exhibit A. The principal features of the 1995 Plan are summarized below; such summary is qualified in its entirely by the full text of the 1995 Plan.

New Plan Benefits
   The following table sets forth, as of March 3, 1995, the benefits under the 1995 Plan which will be received by each of the following, subject to shareholder approval of the 1995 Plan:

                                                1995 Stock Option and Restricted Stock Plan
                                                -------------------------------------------
                                                                           Number of Shares
Name and Position                               Dollar Value ($)(1)      Subject to Options
- -------------------------------------------------------------------------------------------
William S. Antle III,                                $33,354                  133,415
President and Chief Executive Officer

William C. Weaver                                      8,000                   32,000
Senior Vice President and Chief Financial Officer

John D. Richardson,                                    8,000                   32,000
Senior Vice President, Human Resources

Paul J. Halas,                                         8,000                   32,000
Senior Vice President,
General Counsel & Secretary

Executive Group (5 persons)                          141,354                  285,415

Non-Executive Director Group (7 persons)              21,875                   87,500

Non-Executive Officer Employee Group (25 persons)     61,900                  247,600

(1) Based on the difference between the closing price of the Company's Common Stock on the New York Stock on March 3, 1995 and the exercise price as determined by the closing price of the Company's Common Stock on the New York Stock Exchange on the grant date. However, the shares granted to date under the 1995 Plan, with the exception of 2,500 shares granted to each non-employee director, will become exercisable prior to December 7, 2004 only at such time as the Company's Common Stock closes at or above $40 per share for ten consecutive days within the three-year period following grant.

Description of the 1995 Plan

   The 1995 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Subject to the terms of the 1995 Plan, the Committee has the authority to determine the persons to whom the grant of stock options and Awards will be granted, the number of shares to be covered by each option or Award, whether the options are intended to be ISOs, the duration and rate of exercise of each option or Award, the price per share (which in the case of ISOs may not be less than the fair market value of the Company's Common Stock on the date of the grant), and the manner of exercise, the time, manner and form of payment upon exercise of an option or Award, as the case may be, and such other terms and provisions, consistent with the 1995 Plan, as the Committee may approve. In no event shall any individual be granted options to purchase more than 1,000,000 shares of Common Stock pursuant to the 1995 Plan, nor shall any individual be granted shares subject to Stock Appreciation Rights in excess of 1,000,000 pursuant to the 1995 Plan. These per-participant limitations are intended to be construed and administered in accordance with the requirements of Section 162(m) of the Code. See "Federal Income Tax Consequences" below. Additionally, in no event shall more than 200,000 shares of Restricted Stock be awarded pursuant to the terms of the 1995 Plan. Shares subject to options or Awards that are forfeited to the Company for any reason shall once again become available for grant under the 1995 Plan.

   With respect to grants to non-employee directors, the 1995 Plan is designed to work automatically. With respect to new directors, the 1995 Plan provides for the grant of a stock option covering 2,500 shares of Common Stock on the first business day following election or appointment, and an additional 2,500 shares on the first and second anniversaries of such date. With respect to current directors, the 1995 Plan provides for a grant, as of the date of the approval of the 1995 Plan by the Committee, of a stock option covering 2,500 shares of Common Stock, and additional options exercisable for 2,500 shares on each of the first and second anniversaries of such date. Each director shall also receive, on the first business day following election or appointment in the case of a new director, or as of the date of the approval of the 1995 Plan by the Committee in the case of a current director, a stock option covering 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of such grant (the "Additional Option"). The Additional Option shall become exercisable in its entirety upon the earlier of (i) the tenth anniversary of the grant date or (ii) such earlier date on or prior to the third anniversary of the grant date as shall mark the tenth consecutive trading day on which the fair market value of the Common Stock shall have equaled or exceeded 150% of the exercise price of such Additional Option. Options automatically granted to directors under the 1995 Plan, other than the Additional Options, become exercisable in annual installments over three years from the date of the grant, at an exercise price equal to the fair market value of the Common Stock on the date of the automatic grant.

   Stock options granted to executive officers and other employees pursuant to the 1995 Plan are intended to be ISOs, except to the extent that any ISO grant would exceed the limitations set forth with respect to ISOs in the Code, or such stock option is specifically designated at the time of grant as not being an ISO. ISOs may not be granted at a price less than the fair market value of the Common Stock on the date of the grant. The Committee has determined that certain options granted to executive officers (as set forth in the above table) and certain other employees of the Company will become exercisable under the 1995 Plan only upon the tenth anniversary of the grant date of the option, or such earlier trading date on or prior to the third anniversary of the grant date of such option as shall mark the tenth consecutive trading day on which the closing price of the Company's stock as traded on the New York Stock Exchange shall have equaled or exceeded $40.00 per share (the "Performance Options"). All Performance Options granted pursuant to the 1995 Plan will be non-qualified stock options. Additionally, all options granted to non-employee directors are non-qualified options. An option granted under the 1995 Plan is exercisable, during the optionholder's lifetime, only by the optionholder and is not transferable except by will or by the laws of descent and distribution. The market value of the shares of Common Stock reserved for issuance under the 1995 Plan is $53,750,000, based on the closing price on March 3, 1995, as reported on the New York Stock Exchange. It is estimated that approximately 72 persons will initially be eligible for grants under the 1995 Plan.

   In the event of a merger or consolidation of the Company with or into another corporation as a result of which the Company's stock is no longer outstanding, or the acquisition by another corporation or person of all or substantially all of the Company's assets or fifty percent (50%) or more of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company, all options outstanding pursuant to the 1995 Plan shall become immediately exercisable on the 45th day prior to the proposed effective date of such event (as determined by the Committee). Upon the consummation of any merger, consolidation, or sale of assets, all options outstanding under the 1995 Plan shall terminate, unless the Committee shall have arranged that the surviving or acquiring corporation or affiliate thereof grant to participants replacement options.

   Stock appreciation rights may be granted in tandem with options. The holder of a stock appreciation right, may, in lieu of exercising all or any part of an option, receive from the Company an amount equal to the lesser of (i) the difference between the fair market value of the applicable shares and the exercise price of the option and (ii) twice the exercise price of the applicable option. Any grant of stock appreciation rights may specify that the amount payable upon exercise thereof may be paid by the Company in cash or, in the discretion of the Committee, shares of Common Stock. A stock appreciation right will not be exercisable except at a time when the related option is also exercisable, and when the then current value of the optioned shares exceeds the option exercise price.

   Upon issuance, recipients of restricted stock have the right to vote the shares and to receive all dividends or distributions paid or made with respect to the shares; however, restricted stock is held in escrow and, except in certain instances, may not be sold, transferred or encumbered until restrictions imposed are terminated or expire. Although the term of the restrictions are fixed by the Committee, all restrictions expire within ten years of issuance of the stock. Restricted stock is forfeited back to the Company immediately upon a termination of employment for any reason; however, provision may be made that no forfeiture will occur in circumstances of normal retirement, death, total disability or early retirement with the consent of the Committee.

   The Committee may at any time, with the consent of the holder of any Stock Right, cancel an existing grant in whole or in part and make another grant for such number of shares as the Committee may specify. Additionally, the Committee may at any time or times amend the 1995 Plan or any outstanding grant for the purpose of satisfying the requirements of Section 422 of the Code or of any changes in applicable laws or regulations or for any other purpose that may at the time be permitted by law. The Committee may at any time terminate the 1995 Plan as to further grants, provided that no such amendment shall adversely affect the rights of any holder of a previously granted Stock Right without such individual's consent.

Federal Income Tax Consequences

   The following summarizes the principal federal income tax consequences associated under the law as in effect on the date of this Proxy Statement with respect to the stock options awarded under the 1995 Plan.

   ISOs. The following general rules are applicable for federal income tax purposes under existing law to the Company and to employees who receive and exercise ISOs granted under the 1995 Plan:

   1. Neither the grant nor, in general, the exercise of an ISO results in ordinary income taxable to the optionee or in a deduction to the Company. However, the exercise of an ISO does increase the optionee's alternative minimum taxable income ("AMTI") by an amount equal in general to the excess of the fair market value of the shares acquired upon exercise over the option price. This increase in AMTI may result in liability for the alternative minimum tax.

   2. If shares acquired upon exercise of an ISO are not disposed of prior to the later of (i) two years from the date the option was granted or (ii) one year after exercise, any gain or loss recognized on a subsequent sale of the shares will be treated as long term capital gain or loss.

   3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "disqualifying disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the option over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

   4. In any year that an optionee recognizes compensation income on a disqualifying disposition of stock acquired by exercising an ISO, the Company will generally be entitled to a corresponding deduction for income tax purposes.

   5. Any excess of the amount realized by the optionee as the result of a disqualifying sale over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as either long-term or short-term capital gain, depending upon the time elapsed between receipt and disposition of such shares disposed of.

   6. In general, ISOs awarded to an optionee will be treated for tax purposes as non-qualified stock options (see below) to the extent that they first become exercisable in any calendar year for shares of stock having a fair market value, determined at time of grant, in excess of $100,000.

   Non-qualified stock options. The following general rules are applicable to holders of non-qualified stock options granted under the 1995 Plan:

   1. The optionee does not realize any taxable income upon the grant of an option, and the Company is not allowed a deduction by reason of such grant.

   2. The optionee will recognize ordinary income, subject to withholding, at the time of exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

   3. When the optionee sells the shares, any gain or loss recognized in the sale (such gain or loss being equal, in general, to the difference between the amount realized upon the sale and the optionee's basis in the shares) will be treated as a capital gain or loss, long-term or short-term depending on whether the shares have been held for more than one year. An optionee's basis in any shares acquired upon exercise of a non-qualified stock option will include any ordinary income recognized in connection with the exercise.

   4. In general, the Company will be entitled to a tax deduction in the year in which compensation income is recognized by the optionee, provided it satisfies applicable withholding and reporting requirements.

   Other Rules. Special rules may apply where the option price is paid by delivering shares of previously acquired stock, or where an option is exercised within six months of the date of grant by a person subject to
Section 16(b) of the Securities Exchange Act of 1934. The Company's ability to claim deductions for amounts paid under the 1995 Plan is subject to Section 162(m) of the Code, which in general limits to $1,000,000 the deduction a public corporation may claim for annual remuneration paid to any of the corporation's top five officers. It is intended that stock options granted under the 1995 Plan qualify for a statutory "performance-based compensation" exception to the $1,000,000 limit. However, final rules under Section 162(m) of the Code have not yet been issued. The Company's ability to deduct the ordinary income amount associated with the exercise of a non-qualified stock option or with the disqualifying disposition of an ISO may also be limited in the event of a change in control of the Company.

BOARD RECOMMENDATION & VOTE REQUIRED

   The Board of Directors has approved the adoption of the 1995 Plan. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the 1995 Plan. Therefore, broker non-votes will have no effect on the vote, and abstentions shall have the effect of a vote against the approval of the 1995 Plan.

   The Board of Directors recommends a vote FOR this proposal.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

   Based upon the recommendation of the Audit Committee, the Board of Directors has selected Price Waterhouse to serve as the Company's independent auditors for the year ending December 31, 1995. Price Waterhouse has served as the Company's auditors since the fiscal year ended December 31, 1990. A representative of Price Waterhouse will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR the ratification of this selection.

                       STOCKHOLDER PROPOSAL DEADLINE

   A stockholder proposal intended to be presented at the Company's 1996 Annual Meeting of Shareholders must be received by the Secretary of Oak Industries Inc. at Bay Colony Corporate Center, 1000 Winter Street, Waltham, Massachusetts 02154 no later than December __, 1995.
Expenses of Solicitation

   The cost of preparing, assembling and mailing this proxy statement and form of proxy and the cost of soliciting proxies relating to the Annual Meeting will be borne by the Company. In addition to using the mails, proxies may be solicited by officers, directors and regular employees of the Company in person or by telephone or telegraph. In addition, the Company has retained Morrow & Co. to aid in the solicitation of proxies. The Company estimates that it will pay Morrow & Co. fees of $12,500 for these services, plus related expenses. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to and obtaining the proxies of their principals.

                                OTHER MATTERS

   The Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any other matters to be brought before the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters.


                                    PAUL J. HALAS
                                    Sr. Vice President,
                                    General Counsel and Secretary
Waltham, Massachusetts
March __, 1995

                                  EXHIBIT A

                             OAK INDUSTRIES INC.
                 1995 STOCK OPTION AND RESTRICTED STOCK PLAN


   OAK INDUSTRIES INC., a corporation organized under the laws of the State of Delaware, hereby adopts this 1995 Stock Option and Restricted Stock Plan. The purposes of this Plan are as follows:

   1. To further the growth, development and financial success of the Company by providing additional incentives to certain of its executive and other key Employees who have been or will be given responsibility for the management or administration of the Company's business affairs, and to its non-employee Directors by assisting them to become owners of capital stock of the Company and thus to benefit directly from its growth, development and financial success; and

   2. To enable the Company to obtain and retain the services of the type of individuals considered essential to the long-range success of the Company by providing and offering them an opportunity to become owners of capital stock of the Company.

                                  ARTICLE I
                                 DEFINITIONS

   Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.

Section 1.1 - Board

   "Board" shall mean the Board of Directors of the Company.

Section 1.2 - Code

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

Section 1.3 - Committee

   "Committee" shall mean the Compensation Committee of the Board, appointed as provided in Section 9.1.

Section 1.4 - Company

   "Company" shall mean Oak Industries Inc. In addition, "Company" shall mean any corporation assuming, or issuing new employee stock options in substitution for, Options outstanding under the Plan, in a transaction to which Section 424(a) of the Code applies.

Section 1.5 - Director

   "Director" shall mean a member of the Board.

Section 1.6 - Employee

   "Employee" shall mean any employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the
Code) of the Company, or of any corporation which is then a Parent Corporation or a Subsidiary, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.

Section 1.7 - Fair Market Value

   "Fair Market Value" of a share of the Stock for purposes of the Plan, of a given date, shall be: (i) the closing price of a share of the Stock on the principal exchange on which shares of the Stock are then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (ii) if such Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system,
(1) the last sales price (if the Stock is then listed as a National Market Issue under the NASD National Market System), or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Stock on such date as reported by NASDAQ or such successor quotation system; or
(iii) if such Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Stock on such date as determined in good faith by the Committee; or (iv) if the Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

Section 1.8 - Incentive Stock Option

   "Incentive Stock Option" shall mean an Option which qualifies under Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee. In the event that an Option is not designated by the Committee, it shall be an Incentive Stock Option.

Section 1.9 - Non-Qualified Option

   "Non-Qualified Option" shall mean an Option which is not an Incentive Stock Option and which is designated as a Non-Qualified Option by the Committee.

Section 1.10 - Officer

   "Officer" shall mean an officer of the Company, any Parent Corporation or any Subsidiary.

Section 1.11 - Option

   "Option" shall mean an option to purchase Stock of the Company, granted under the Plan. "Option" includes both Incentive Stock Options and Non-Qualified Options.

Section 1.12 - Optionee

   "Optionee" shall mean an Employee or a Director to whom an Option is granted under the Plan.

Section 1.13 - Parent Corporation

   "Parent Corporation" shall mean any corporation in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.14 - Plan

   "Plan" shall mean this 1995 Stock Option and Restricted Stock Plan of Oak Industries Inc.

Section 1.15 - Restricted Stock

   "Restricted Stock" shall mean Stock of the Company issued pursuant to
Article VII of the Plan.

Section 1.16 - Restricted Stockholder

   "Restricted Stockholder" shall mean an Employee or a Director to whom Restricted Stock has been issued under the Plan.

Section 1.17 - Secretary

   "Secretary" shall mean the Secretary of the Company.

Section 1.18 - Securities Act

   "Securities Act" shall mean the Securities Act of 1933, as amended.

Section 1.19 - Stock

   "Stock" shall mean shares of the Company's common stock, $.01 par value.

Section 1.20 - Stock Appreciation Right

   "Stock Appreciation Right" shall mean a stock appreciation right granted under the Plan.

Section 1.21 - Subsidiary

   "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.22 - Termination of Employment

   "Termination of Employment" shall mean the time when the employee-employer relationship between the Employee and the Company, a Parent Corporation or a Subsidiary is terminated for any reason, including, but not by way of limitation, a termination by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous reemployment by the Company, a Parent Corporation or a Subsidiary. Without limiting its discretion under Section 9.2, the Committee shall determine the effect of all other matters and questions relating to Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment; provided, however, that, with respect to Incentive Stock Options, a leave of absence shall constitute a Termination of Employment if, and to the extent that, such leave of absence interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

                                 ARTICLE II
                           SHARES SUBJECT TO PLAN

Section 2.1 - Shares Subject to Plan

   The shares of stock which may be awarded under the Plan shall be shares of the Company's $0.01 par value common stock. Shares delivered under the Plan shall be authorized but unissued Stock or, if the Committee so decides in its sole discretion, previously issued Stock acquired by the Company and held in its treasury. The aggregate number of such shares which may be delivered pursuant to the Plan shall not exceed 2,000,000. The aggregate number of shares which may be awarded as Restricted Stock under the Plan shall not exceed 200,000.

   The maximum number of shares for which Options may be granted to any individual over the life of the Plan shall be 1,000,000. The maximum number of shares subject to Stock Appreciation Rights granted to any individual over the life of the plan shall likewise be 1,000,000. The per-individual limitations described in this paragraph shall be construed and applied consistent with the rules and regulations under Section 162(m) of the Code.

Section 2.2 - Unexercised Options

   If any Option expires or is canceled without having been fully exercised, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration or cancellation may again be optioned hereunder, subject to the limitations of Section 2.1.

Section 2.3 - Exercised Stock Appreciation Rights

   To the extent that a Stock Appreciation Right shall have been exercised for cash, the number of shares subject to the related Option, or portion thereof, may again be optioned hereunder, subject to the limitations of Section 2.1.
To the extent that a Stock Appreciation Right shall have been exercised for Stock, the number of shares actually issued shall be counted against the maximum number of shares which may be delivered pursuant to the Plan and the balance of the shares subject to the related Option, or portion thereof, may again be optioned hereunder, subject to the limitations of Section 2.1.

Section 2.4 - Forfeited Restricted Stock

   Any shares of Restricted Stock forfeited to the Company pursuant to the restrictions thereon may again be optioned or issued as Restricted Stock hereunder, subject to the limitations of Section 2.1.

Section 2.5 - Changes in Company's Shares

   In the event that the outstanding shares of Stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, appropriate adjustments shall be made by the Committee in the number and kind of shares subject to Options, Stock Appreciation Rights and Restricted Stock then outstanding or subsequently granted under the Plan, including but not limited to adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan.

                                  ARTICLE III
                              GRANTING OF OPTIONS

Section 3.1 - Eligibility

   Any non-employee Director of the Company, or any executive or other key Employee of the Company or of any corporation which is then a Parent Corporation or a Subsidiary shall be eligible to be granted Options, subject to Section 3.2.

Section 3.2 - Qualification of Incentive Stock Option

   Incentive Stock Options shall be granted only to Employees.

Section 3.3 - Granting of Options to Executive or Key Employees

   (a)  The Committee shall from time to time, in its absolute discretion:

      (i) Determine which Employees are executive or key employees and select from among the executive or key employees (including those to whom Options and/or Stock Appreciation Rights have been previously granted and/or Restricted Stock has previously been issued under the Plan) such of them as in its opinion should be granted Options; and

      (ii) Determine the number of shares to be subject to such Options granted to such selected executive or key Employees, and determine whether such Options are to be Incentive Stock Options or Non-Qualified Options; and

      (iii) Determine the terms and conditions of such Options, consistent with the Plan.

   (b) Upon the selection of an Employee to be granted an Option, the Committee shall instruct the Secretary to issue such Option and may impose such conditions on the grant of such Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Employee that the Employee surrender for cancellation some or all of the unexercised Options which have been previously granted to such Optionee. An Option the grant of which is conditioned upon such surrender may have an option price lower (or higher) than the option price of the surrendered Option, may cover the same number of shares (or fewer or greater) as the surrendered Option, may contain such other terms as the Committee deems appropriate and shall be exercisable in accordance with its terms, without regard to the number of shares, price, option period or any other term or condition of the surrendered Option.

Section 3.4 - Granting of Options to Non-Employee Directors

   Each Director who is not an employee shall be granted Options under the following formula:

   (a) (i) Each current Director shall be granted an Option as of the date of the approval of the Plan by the Board, and shall be granted additional Options on the first and second anniversaries of such date (or on the next preceding business day in the event either of such anniversaries is not a business day). Each such Option shall permit such Director to acquire 2,500 shares at an exercise price equal to the Fair Market Value per share on the date of such grant and shall become exercisable in three installments: 34% on the first anniversary of such grant, 33% on the second anniversary and 33% on the third anniversary. (ii) Each current Director shall also be granted an Option as of the date of the approval of the Plan by the Committee pursuant to which such Director may acquire 10,000 shares at an exercise price equal to the Fair Market Value per share on such date, such Option to become exercisable in its entirety on the tenth anniversary of such date or on such earlier date on or prior to the third anniversary of such date as shall mark the tenth consecutive trading day on which the Fair Market Value shall have equaled or exceeded 150% of the exercise price of such Option.

   (b) (i) Each newly elected Director who is not an employee shall be granted an Option on the first business day following such Director's election, and shall be granted additional Options on the first and second anniversaries of such date (or on the next preceding business day in the case either of such anniversaries is not a business day). Each such Option shall permit such Director to acquire 2,500 shares at an exercise price equal to the Fair Market Value per share on the date of each such grant and shall become exercisable in three installments: 34% on the first anniversary of such grant, 33% on the second anniversary and 33% on the third anniversary. (ii) Each such newly elected Director shall also be granted an Option as of the first business day following such Director's election pursuant to which such Director may acquire 10,000 shares at an exercise price equal to Fair Market Value as of the date of such grant, such Option to become exercisable in its entirety on the tenth anniversary of such date or on such earlier date on or prior to the third anniversary of such date as shall mark the tenth consecutive trading day on which Fair Market Value shall have equaled or exceeded 150% of the exercise price of such Option.

                                  ARTICLE IV
                               TERMS OF OPTIONS

Section 4.1 - Option Agreement

   Each Option shall be evidenced by a written stock option agreement, which shall be executed by the Optionee and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan. Stock option agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to qualify such Options as "incentive stock options" under Section 422 of the Code.

Section 4.2 - Option Price

   The price of the shares subject to each Option shall be set by the Committee; provided, however, that the price per share shall not be less than 100% of the Fair Market Value of such shares on the date such Option is granted; provided, further, that, in the case of an Incentive Stock Option, the price per share shall not be less than 110% of the Fair Market Value of such shares on the date such Option is granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary or any Parent Corporation.

Section 4.3 - Commencement of Exercisability

   Options shall become exercisable at such times and in such installments (which may be cumulative) as the Committee shall provide in the terms of each individual Option; provided, however, that by a resolution adopted after an Option is granted the Committee may, on such terms and conditions as it may determine to be appropriate accelerate the time at which such Option or any portion thereof may be exercised.

Section 4.4 - Expiration of Options

   The Committee shall provide, either at the time of the grant or any time thereafter, in the terms of each individual Option, when such Option expires and becomes unexercisable; and (without limiting the generality of the foregoing) the Committee may provide in the terms of individual Options that said Options expire immediately upon a Termination of Employment for any reason.

Section 4.5 - Employment

   Nothing in this Plan or in any stock option agreement hereunder shall confer upon any Optionee any right to continue in the employ of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, its Parent Corporations and its Subsidiaries, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without cause.

Section 4.6 - Merger, Consolidation, Acquisition, Liquidation or Dissolution

   In the event of the merger or consolidation of the Company with or into another corporation as a result of which the Company's stock is no longer outstanding, the acquisition by another corporation or person of all or substantially all of the Company's assets or 50% or more of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company, all outstanding Options shall become immediately exercisable on the 45th day prior to the proposed effective date of any such merger, consolidation, acquisition, liquidation or dissolution. Upon the consummation of such merger, consolidation or sale of assets all outstanding Options shall terminate unless the Committee shall have arranged that the surviving or acquiring corporation or an affiliate of that corporation grant to participants replacement Options, which in the case of incentive options shall satisfy, in the determination of the Committee, the requirements of Section 424(a) of the Code; and provided further that the Committee may not make such provision for Options granted to Non-Employee Directors if the Committee determines that such action would cause the Non-Employee Directors not to remain disinterested within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

                                  ARTICLE V
                             EXERCISE OF OPTIONS

Section 5.1 - Person Eligible to Exercise

   During the lifetime of the Optionee, only the Optionee may exercise an Option granted to such Optionee, or any portion thereof. After the death of the Optionee, any exercisable portion of any Option may, prior to the time when such portion becomes unexercisable, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

Section 5.2 - Partial Exercise

   At any time and from time to time prior to the time when any exercisable Option or exercisable portion thereof becomes unexercisable, such Option or portion thereof may be exercised in whole or in part; provided, however, that the Company shall not be required to issue fractional shares and the Committee may, by the terms of the Option, require any partial exercise to be with respect to a specified minimum number of shares.

Section 5.3 - Manner of Exercise

   An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary or the Secretary's office of all of the following prior to the time when such Option or such portion becomes unexercisable under Section 4.4:

   (a) Notice in writing signed by the Optionee or other person then entitled to exercise such Option or portion, stating that such Option or portion is exercised, such notice complying with all applicable rules established by the Committee; and

   (b)  Full payment:

      (i) (in cash or by check) for the shares with respect to which such Option or portion is thereby exercised; or

      (ii) With the consent of the Committee, shares of the Stock owned by the Optionee (which in the case of Stock acquired from the Company, shall have been held for at least six months) duly endorsed for transfer to the Company with a Fair Market Value (as determined under Section 4.2), on the date of delivery equal to the aggregate Option price of the shares with respect to which such Option or portion is thereby exercised; or

      (iii) With the consent of the Committee, a full recourse promissory note bearing interest (at a rate at least sufficient to preclude the imputation of interest under the Code or any successor provision) and payable upon such terms as may be prescribed by the Committee. The Committee may also prescribe the form of such note and the security to be given for such note.
No Option may, however, be exercised by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law; or

      (iv) Any combination of the consideration provided in the foregoing subsections (i), (ii) and (iii); provided, that if the Stock delivered upon exercise of the Option is an original issue of authorized Stock, at least so much of the exercise price as represents the par value of such Stock shall be paid other than with a personal check or promissory note of the person exercising the option; or

      (v) By delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; and

   (c) Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

   (d) In the event that the Option or portion thereof shall be exercised pursuant to Section 5.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

Section 5.4 - Conditions to Issuance of Stock Certificates

   The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

   (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed; and

   (b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

   (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

   (d) The payment to the Company of all amounts which it, any Parent Corporation or any Subsidiary is required to withhold under federal, state or local law in connection with the exercise of the Option. If permitted by the Committee, either at the time of the grant of the Option or at the time of exercise, the participant may elect at such time and in such manner as the Committee may prescribe, to satisfy such withholding obligation by (i) delivering to the Company Stock owned by such individual having a Fair Market Value equal to such withholding obligation, or (ii) requesting that the Company withhold from the shares of Stock to be delivered upon exercise of such Option a number of shares of Stock having a Fair Market Value equal to such withholding obligation; and

   (e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience.

Section 5.5 - Rights as Shareholders

   The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

Section 5.6 - Transfer Restrictions

   Except as expressly provided therein, an Option granted under the Plan is personal to the Optionee and is not transferable by the Optionee in any manner other than by will or the laws of descent and distribution. The Committee, in its absolute discretion, may impose such other restrictions on the transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective stock option agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Stock, acquired by exercise of an Incentive Stock Option, within two years from the date of granting such Option or one year after the transfer of such shares to such Employee. The Committee may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

                                  ARTICLE VI
                           STOCK APPRECIATION RIGHTS

Section 6.1 - Grant of Stock Appreciation Rights

   A Stock Appreciation Right may be granted to any Employee who receives a grant of an Option under the Plan. A Stock Appreciation Right may be granted in connection and simultaneously with the grant of an Option or with respect to a previously granted Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including the following:

   (a) A Stock Appreciation Right shall be related to a particular Option and shall be exercisable only to the extent the related Option is exercisable.

   (b) A Stock Appreciation Right shall be granted to the Optionee to the maximum extent of 100% of the number of shares subject to the simultaneously or previously granted Option.

   (c) A Stock Appreciation Right shall entitle the Optionee (or other person entitled to exercise the Option pursuant to Section 5.1) to surrender unexercised a portion of the Option to which the Stock Appreciation Right relates to the Company and to receive from the Company in exchange therefor an amount payable in cash or, in the discretion of the Committee, shares of the Stock, determined by multiplying the lesser of (i) the difference obtained by subtracting the Option exercise price per share of the Stock subject to the related Option from the Fair Market Value (as determinable under Section 4.2) of a share of the Stock on the date of exercise of the Stock Appreciation Right, or (ii) twice the Option exercise price per share of the Stock subject to the related Option, by the number of shares of Stock subject to the related Option with respect to which the Stock Appreciation Right shall have been exercised.

                                 ARTICLE VII
                       ISSUANCE OF RESTRICTED STOCK

Section 7.1 - Eligibility

   Any executive or other key Employee of the Company or of any corporation which is then a Parent Corporation or a Subsidiary shall be eligible to be issued Restricted Stock.

Section 7.2 - Issuance of Restricted Stock

   (a)  The Committee shall from time to time, in its absolute discretion:

      (i) Determine which Employees are executive or key Employees and select from among the executive or key Employees (including those to whom Options and/or Stock Appreciation Rights have been previously granted and/or Restricted Stock has been previously issued) such of them as in its opinion should be issued Restricted Stock; and

      (ii) Determine the number of shares of Restricted Stock to be issued to such selected executive or key Employees, and

      (iii) Determine the terms and conditions applicable to such Restricted Stock, consistent with the Plan.

   (b) Shares issued as Restricted Stock may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. Legal consideration, but no cash payment, will be required for each issuance of Restricted Stock.

   (c) Upon the selection of an executive or key Employee to be issued Restricted Stock, the Committee shall instruct the Secretary to issue such Restricted Stock and may impose such conditions on the issue of such Restricted Stock as it deems appropriate. Restricted Stock may not be issued by the Committee to executive or key Employees who are then Directors or Officers of the Company unless such issuance has been recommended by the Committee. Such recommendation shall be in writing and shall specify the Directors or Officers to whom such issuance is recommended and the recommended number of shares of Restricted Stock to be issued.

                                  ARTICLE VIII
                           TERMS OF RESTRICTED STOCK

Section 8.1 - Restricted Stock Agreement

   Restricted Stock shall be issued only pursuant to a written restricted stock agreement, which shall be executed by the Restricted Stockholder and an authorized Officer of the Company and which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan.

Section 8.2 - Employment

   Nothing in this Plan or in any Restricted Stock Agreement hereunder shall confer upon any Restricted Stockholder any right to continue in the employ of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, its Parent Corporations and its Subsidiaries, which are hereby expressly reserved, to discharge any Restricted Stockholder at any time for any reason whatsoever, with or without cause.

Section 8.3 - Rights as Shareholders

   Upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 8.7, the Restricted Stockholder shall have all the rights of a stockholder with respect to said shares, subject to the restrictions in such Restricted Shareholder's restricted stock agreement, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares.

Section 8.4 - Restrictions

   All shares of Restricted Stock issued under this Plan (including any shares received by holders thereof as a result of stock dividends, stock splits or any other forms of recapitalization) shall be subject to such restrictions as the Committee shall provide in the terms of each individual Restricted Stock Agreement; provided, however, that by a resolution adopted after the Restricted Stock is issued, the Committee may, on such terms and conditions as it may determine to be appropriate and subject to Section 10.3, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. All restrictions imposed pursuant to this Section 8.4 shall expire within ten years of the date of issuance. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

Section 8.5 - Forfeiture of Restricted Stock

   The Committee shall provide in the terms of each individual restricted stock agreement that the Restricted Stock then subject to restrictions under the restricted stock agreement be forfeited by the Restricted Stockholder back to the Company immediately upon a Termination of Employment for any reason; provided, however, that provision may be made that no such forfeiture shall occur in the event of a Termination of Employment because of the Employee's normal retirement, death, total disability or early retirement with the consent of the Committee.

Section 8.6 - Merger, Consolidation, Acquisition, Liquidation or Dissolution

   Upon the merger or consolidation of the Company with or into another corporation, as a result of which the Company's stock is no longer outstanding, the acquisition by another corporation or person of all or substantially all of the Company's assets or 50% or more of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company, the Committee may determine, at its sole discretion, that the restrictions imposed under the Restricted Stock Agreement on some or all shares of Restricted Stock shall immediately expire and/or that some or all of such shares shall cease to be subject to forfeiture under Section 8.5.

Section 8.7 - Escrow

   The Secretary or such other escrow holder as the Committee may appoint shall retain physical custody of the certificates representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement expire or shall have been removed; provided, however, that in no event shall any Restricted Stockholder retain physical custody of any certificates representing Restricted Stock issued to such Restricted Shareholder.

Section 8.8 - Legend

   In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Committee shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under restricted stock agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

                                  ARTICLE IX
                                ADMINISTRATION

Section 9.1 - Committee

   The Committee shall consist of at least two directors and all Committee members shall be disinterested persons within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.
Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 9.2 - Duties and Powers of Committee

   It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Options, the Stock Appreciation Rights and the Restricted Stock and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such interpretations and rules in regard to Incentive Stock Options shall be consistent with the basic purpose of the Plan to grant "incentive stock options" within the meaning of
Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

Section 9.3 - Majority Rule

   The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

Section 9.4 - Compensation; Professional Assistance; Good Faith Actions

   Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company, Officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Optionees, holders of Stock Appreciation Rights and Restricted Stockholders, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Options, the Stock Appreciation Rights or the Restricted Stock and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

                                  ARTICLE X
                              OTHER PROVISIONS

Section 10.1 - Options, Stock Appreciation Rights and Restricted Stock Not Transferable

   No Option, Stock Appreciation Right or Restricted Stock or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or the Restricted Stockholder, as the case may be, or his or her successors in interest, or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 10.1 shall prevent transfers by will or by the applicable laws of descent and distribution.

Section 10.2 - Amendment, Suspension or Termination of the Plan

   The Committee may at any time discontinue making grants under the Plan. With the consent of the holder, the Committee may at any time cancel an existing grant in whole or in part and grant another award for such number of shares as the Committee specifies. The Committee may at any time or times amend the Plan or any outstanding grant for the purpose of satisfying the requirements of Section 422 of the Code or of any changes in applicable laws or regulations or for any other purpose that may at the time be permitted by law, or may at any time terminate the Plan as to further grants, but no such amendment shall adversely affect the rights of any holder (without such person's consent) of any Option, Stock Appreciation Right or Restricted Stock previously granted. No Option or Stock Appreciation Right may be granted and no Restricted Stock may be issued during any period of suspension nor after termination of the Plan, and in no event may any Option or Stock Appreciation Right be granted or any Restricted Stock issued under this Plan after the first to occur of the following events:

   (a)  The expiration of ten years from the date the Plan is adopted; or

   (b) The expiration of ten years from the date the Plan is approved by the Company's shareholders under Section 10.3.

Section 10.3 - Approval of Plan by Shareholders

   This Plan will be submitted for approval of the Company's shareholders within 12 months after the date of the Board's initial adoption of the Plan. Options and Stock Appreciation Rights may be granted and Restricted Stock may be issued prior to such shareholder approval; provided, however, that such Options and Stock Appreciation Rights shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further, that if such approval has not been obtained at the end of said 12-month period, all Options and Stock Appreciation Rights previously granted and all Restricted Stock previously issued under the Plan shall thereupon be canceled and become null and void.

Section 10.4 - Effect of Plan Upon Other Option and Compensation Plans

   The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary, or (b) to grant or assume options or to issue Restricted Stock otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of Options or the issuance of Restricted Stock in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm of association.

Section 10.5 - Titles

   Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

                                  PROXY
                           OAK INDUSTRIES INC.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             March ___, 1995

The undersigned hereby appoints Paul J. Halas, William C. Weaver, and John D. Richardson, or any of them, proxies, with full power of substitution, to vote all shares of the Common Stock of Oak Industries Inc. (the "Company") held of record by the undersigned as of March 13, 1995, at the Annual Meeting of Shareholders to be held on Wednesday, May 3, 1995, at 9:30 a.m., Eastern Daylight Time, at State Street Bank & Trust Company, 225 Franklin Street, Boston, Massachusetts, or any adjournment thereof.

IMPORTANT: To secure a quorum and to avoid the expense and delay of sending follow-up letters, please mail this proxy promptly in the envelope provided. Your vote is important whether your holdings are large or small. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later exercised proxy to the Secretary of the Company at any time before the original proxy is exercised.

      CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE SIDE

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH NOMINEE AND FOR PROPOSALS 2 AND 3.

1.   ELECTION OF DIRECTORS:

ELECTION OF EIGHT DIRECTORS FOR TERMS OF ONE YEAR:

NOMINEES:  WILLIAM S. ANTLE III, DANIEL W. DERBES, RODERICK M. HILLS
            GEORGE W. LEISZ, GILBERT E. MATTHEWS, CHRISTOPHER H. B. MILLS
             ELLIOT L. RICHARDSON, THE LORD STEVENS OF LUDGATE

    / /  FOR ALL NOMINEES   / /  WITHHOLD AUTHORITY FOR
                                 ALL NOMINEES

    / /-------------------------------------------------
       WITHHOLD AUTHORITY FOR NOMINEE(S) INDICATED ABOVE


2.   APPROVAL OF THE ADOPTION OF THE 1995 STOCK OPTION AND RESTRICTED STOCK
     PLAN.

              FOR  / /      AGAINST  / /      ABSTAIN  / /

3. RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 1995.

              FOR  / /      AGAINST  / /      ABSTAIN  / /

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /

SIGNATURES SHOULD AGREE WITH THE NAME OR NAMES ON THE STOCK CERTIFICATE AS THEY APPEAR ABOVE. EXECUTORS, ADMINISTRATORS, TRUSTEES, ATTORNEYS OR GUARDIANS SHOULD GIVE FULL TITLE.


SIGNATURE:    ----------------------------------------DATE------------------

SIGNATURE:    ----------------------------------------DATE------------------

                              OAK INDUSTRIES INC.
                              1000 Winter Street
                              Waltham, MA  02154


March 6, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Judciary Plaza
Washington, D.C.  20549

Re:  Oak Industries Inc., File No. 1-4474
     ------------------------------------

Ladies and Gentlemen:

     Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended, submitted herewith for filing with the Commission on behalf of Oak Industries Inc. (the "Company") is a preliminary version of the Company's proxy statement and proxy card which are proposed to be furnished to stockholders of the Company in connection with the Annual Meeting of Shareholders to be held on May 3, 1995.

     In addition to the election of directors and the ratification of the selection of auditors, the proxy statement includes a proposal to approve the Company's 1995 Stock Option and Restricted Stock Plan.

     It is anticipated that the definitive proxy materials will be mailed to the stockholders of the Company on or about March 22, 1995. The Company further expects to register the shares of common stock issuable under the 1995 Stock Option and Restricted Stock Plan by filing a registration statement on Form S-8 with respect to such shares as soon after the Annual Meeting as may be reasonably practicable, after approval of such plan by the Company's stockholders.

     This filing is being effected by direct transmission to the Commission's EDGAR System. On March 6, 1995, in anticipation of this filing, the Company caused the requisite $125.00 filing fee to be wire transferred to the Commission's Account No. (910-8739) at The Mellon Bank in Pittsburgh. The bankers were instructed to note that the Company's IRS identification number is 36-1569000, that its SEC file number is 1-4474, that its Central Index Key
(CIK) number is 0000073568, that its SEC filing fees account number is 910-8739, and that the payment was intended as the filing fee for the Company's preliminary proxy statement and proxy card.

     Please do not hesitate to telephone the undersigned, or Mela Lew of this office, collect at (617) 890-0400, for any further information or assistance in the review of the preliminary materials.

Very truly yours,


Paul J. Halas
Senior Vice President, General
Counsel and Secretary